Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces

Third Quarter 2020 Financial Results

COSTA MESA, CA – October 29, 2020 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended September 23, 2020.

Highlights for the third quarter ended September 23, 2020, compared to the third quarter ended September 25, 2019 were as follows:

●	Total revenue was $111.0 million compared to $112.1 million.
●	System-wide comparable restaurant sales increased 1.8%, including a 0.2% increase for company-operated restaurants, and a 3.0% increase for franchised restaurants.
●	Income from operations was $12.2 million, compared to income from operations of $10.1 million in the prior year period. Restaurant contribution was $21.8 million, or 22.4% of company-operated restaurant revenue, compared to $18.4 million, or 18.6% of company-operated restaurant revenue, in the prior year period. Included in income from operations and restaurant contribution margin were $2.0 million of insurance proceeds received by the Company primarily as a result of restaurant sales losses and expenses related to the COVID 19 pandemic and resulting dining room closures.
●	Net income was $9.9 million, or $0.28 per diluted share, compared to net income of $6.4 million, or $0.18 per diluted share, in the prior year period. The third quarter of 2020 included a non-cash impairment expense of $1.5 million, primarily related to the long-lived assets of one restaurant in California.
●	Pro forma net income(1) was $9.9 million, or $0.28 per diluted share, compared to $7.2 million, or $0.20 per diluted share.
●	Adjusted EBITDA(1) was $19.3 million, compared to $15.9 million.

(1)	Pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, “Our third quarter results included a return to positive system-wide comparable sales and a continuation of improved operational efficiencies resulting in a 40% increase in pro forma diluted EPS and the highest restaurant contribution margin in over two years.  I’d like to express how appreciative I am of the extraordinary efforts of our employees and franchisees, whose resilience and passion for our brand have been instrumental in navigating this unprecedented environment.”

Acoca continued, “While the COVID crisis will likely continue to present challenges, we remain excited about the progress we’ve made against our Transformation Agenda. Our culture and brand fundamentals are now well established and we are driving against our off-premise strategies. Our new product pipeline has never been stronger and our operations continue to improve as we institute systems and processes to ensure our guests have an exceptional experience at our restaurants.

Lastly, as we finalize and test our new “restaurant of the future” during the fourth quarter, we believe we are laying the foundation for future sales and unit growth in our existing and new markets as we seek to expand in the years ahead.”

Third Quarter 2020 Financial Results

As discussed previously, in March the Company fully drew down its $150.0 million revolving credit facility, adding $34.5 million of cash to its balance sheet. During the third quarter, the Company paid down $55.0 million of debt and as of September 23, 2020 had $83.8 million of debt outstanding and $29.5 million in cash and equivalents. Subsequent to the end of the third quarter, the Company paid down an additional $28.0 million of debt.

Company-operated restaurant revenue in the third quarter of 2020 was $97.3 million, compared to $99.1 million in the third quarter of 2019. The decline in company-operated restaurant sales was primarily due to a decrease of $1.9 million from the closure of two restaurants and the five company-operated restaurants sold by the Company to franchisees during or subsequent to the third quarter of 2019, a $0.6 million decrease due to temporary restaurant closures due to the COVID-19 pandemic and a $0.2 million decrease in revenue recognized for our loyalty points program. This company-operated restaurant sales decrease was partially offset by an increase in revenue generated from the three new restaurants opened during the same time period and a $0.2 million increase due to a 0.2% increase in company-operated comparable restaurant sales. The company-operated comparable restaurant sales increase consisted of an approximately 18.1% increase in average check size, partially offset by a decline in transactions of 15.2%. It is uncertain whether the increase in average check size will persist once the pandemic ends.

Franchise revenue in the third quarter of 2020 increased 7.0% to $7.8 million, compared to $7.3 million in the third quarter of 2019. This increase was primarily due to a franchise comparable restaurant sales increase of 3.0%, the opening of two new franchised restaurants and revenue generated from five company-operated restaurants sold by the Company to franchisees during or subsequent to the third quarter of 2019, and revenue recognized related to franchise development agreements. This franchise revenue increase was partially offset by the closure of nine franchise locations during the same period.

Income from operations in the third quarter of 2020 was $12.2 million, compared to $10.1 million in the third quarter of 2019. Restaurant contribution was $21.8 million, or 22.4% of company-operated restaurant revenue, compared to $18.4 million, or 18.6% of company-operated restaurant revenue, in the third quarter of 2019. The increase was largely due to higher prices, net insurance proceeds received related to the COVID pandemic, labor efficiencies and the sale of lower-performing company-owned restaurants to franchisees during 2019. The increase was partially offset by the impact of wage increases in California, labor costs associated with the COVID-19 pandemic, increased delivery fees and the decrease in revenue previously mentioned. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions." A reconciliation of GAAP income from operations to restaurant contribution is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

General and administrative expenses in the third quarter of 2020 were $9.8 million, compared to $9.5 million in the third quarter of 2019. The increase was due primarily to a $0.8 million increase in labor related costs, primarily related to an increase in management bonus expense, and a $0.4 million increase in stock compensation expenses. This increase was partially offset by a $0.4 million decrease in legal expenses, a $0.2 million decrease in restaurant pre-opening costs, a $0.2 million decrease in recruiting costs and a $0.1 million decrease in other general and administrative expenses.

During the third quarter of 2020, the Company received insurance proceeds of $2.0 million primarily related to restaurant sales losses and expenses related to the COVID-19 pandemic. Additionally, during the third quarter of 2020, the Company recognized a $1.5 million non-cash impairment expense, primarily related to the long-lived assets of one restaurant in California.

Net income for the third quarter of 2020 was $9.9 million, or $0.28 per diluted share, compared to net income of $6.4 million, or $0.18 per diluted share, in the third quarter of 2019. Pro forma net income was $9.9 million, or $0.28 per diluted share, during the third quarter of 2020, compared to $7.2 million, or $0.20 per diluted share, during the third quarter of 2019. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

2020 Outlook

While market and economic conditions continue to be challenging due to the COVID 19 pandemic, based on current information, the Company provided the following limited outlook for the fourth quarter of 2020:

●	System same store sales of approximately 1% - 2%.
●	Restaurant contribution margin of 18.0% to 18.5%, which includes an estimated 60 bp negative impact from this year’s 53rd week.
●	G&A spend of $9.6 million to $10 million excluding legal costs associated with the securities class action lawsuit.

Key Financial Definitions

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At September 23, 2020, there were 191 restaurants in our comparable company-operated restaurant base and 468 restaurants in our comparable system restaurant base.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and thirty-nine weeks ended September 23, 2020 and September 25, 2019, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call to discuss financial results for the third quarter of 2020 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13711786. The replay will be available until Thursday, November 12, 2020. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About El Pollo Loco

El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 475 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah, and Louisiana. El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business, including in connection with the expected impact of the COVID-19 pandemic. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, sales levels, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: the impact of the COVID-19 pandemic on our company, our employees, our customers, our partners, our industry and the economy as a whole; our franchisees ability to maintain operations in their individual restaurants; our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully and the intense competition in the restaurant industry; the adverse impact of economic conditions on our (i) operating results and financial condition, (ii) ability to comply with the terms and covenants of our debt agreements, and (iii) ability to pay or refinance our existing debt or to obtain additional financing; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; increases in chicken and other input costs; our ability to recognize and respond to and effectively manage the impact of social media and our ability to expand our digital business, deliver orders and catering; delayed or canceled future restaurant openings; restaurant closures, due to financial performance or otherwise; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 25, 2019, and under Item 1A, Risk Factors in our quarterly report on Form 10-Q for the quarters ended March 25, 2020 and June 24, 2020, which such filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Investor Contact:

Fitzhugh Taylor, ICR

fitzhugh.taylor@icrinc.com

714-599-5200

Media Contact:

Hanna Gray, Edible

hannah.gray@edible-inc.com

323-202-1477

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 23, 2020		September 25, 2019		September 23, 2020		September 25, 2019
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	$97,276	87.7	$99,052	88.4	$277,617	87.9	$296,341	88.5
Franchise revenue	7,781	7.0	7,273	6.5	21,562	6.8	21,635	6.5
Franchise advertising fee revenue	5,922	5.3	5,742	5.1	16,567	5.2	16,808	5.0
Total revenue	110,979	100.0	112,067	100.0	315,746	100.0	334,784	100.0
Costs of operations:
Food and paper cost (1)	24,922	25.6	27,512	27.8	73,357	26.4	82,550	27.9
Labor and related expenses (1)	28,756	29.6	29,292	29.6	83,208	30.0	88,140	29.7
Occupancy and other operating expenses (1)	23,836	24.5	23,844	24.1	67,867	24.4	70,103	23.7
Gain on recovery of insurance proceeds, lost profits (1)	(2,000)	(2.1)	—	—	(2,000)	(0.7)	—	—
Company restaurant expenses (1)	75,514	77.6	80,648	81.4	222,432	80.1	240,793	81.3
General and administrative expenses	9,803	8.8	9,539	8.5	29,599	9.4	30,235	9.0
Franchise expenses	7,572	6.8	7,006	6.3	21,110	6.7	20,692	6.2
Depreciation and amortization	4,092	3.7	4,343	3.9	12,629	4.0	13,558	4.0
Loss on disposal of assets	29	0.0	35	0.0	156	0.0	213	0.1
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	—	—	(123)	(0.0)	(10,000)	(3.0)
Impairment and closed-store reserves	1,776	1.6	367	0.3	4,615	1.5	1,241	0.4
Loss on disposition of restaurants	—	—	11	0.0	—	—	5,062	1.5
Total expenses	98,786	89.0	101,949	91.0	290,418	92.0	301,794	90.1

Income from operations	12,193	11.0	10,118	9.0	25,328	8.0	32,990	9.9
Interest expense, net of interest income	770	0.7	973	0.9	2,583	0.8	2,754	0.8
Income tax receivable agreement (income) expense	(144)	(0.1)	(197)	(0.2)	26	0.0	(120)	—
Income before provision for income taxes	11,567	10.4	9,342	8.3	22,719	7.2	30,356	9.1
Provision for income taxes	1,647	1.5	2,940	2.6	3,700	1.2	8,954	2.7
Net income	$9,920	8.9	$6,402	5.7	$19,019	6.0	$21,402	6.4
Net income per share:
Basic	$0.28		$0.18		$0.54		$0.57
Diluted	$0.28		$0.18		$0.53		$0.56
Weighted average shares used in computing net income per share:
Basic	35,471,452		35,859,502		34,989,007		37,484,372
Diluted	36,064,559		36,397,368		35,609,320		38,173,097

(1)	Percentages for line items relating to cost of operations and company restaurant expenses are calculated with company-operated restaurant revenue as the denominator. All other percentages use total revenue.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA

(dollar amounts in thousands)

	As of
	September 23, 2020	December 25, 2019
Selected Balance Sheet Data:
Cash and cash equivalents	$29,529	$8,070
Total assets	621,648	624,752
Total debt	83,800	97,000
Total liabilities	350,572	379,186
Total stockholders’ equity	271,076	245,566

	Thirty-Nine Weeks Ended
	September 23, 2020	September 25, 2019
Selected Operating Data:
Company-operated restaurants at end of period	196	201
Franchised restaurants at end of period	282	284
Company-operated:
Comparable restaurant sales (decline) growth	(3.0)%	1.2%
Restaurants in the comparable base	191	198

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 23, 2020	September 25, 2019	September 23, 2020	September 25, 2019
Adjusted EBITDA:
Net income, as reported	$9,920	$6,402	$19,019	$21,402
Provision for income taxes	1,647	2,940	3,700	8,954
Interest expense, net	770	973	2,583	2,754
Depreciation and amortization	4,092	4,343	12,629	13,558
EBITDA	16,429	14,658	37,931	46,668
Stock-based compensation expense (a)	909	668	2,170	1,797
Loss on disposal of assets (b)	29	35	156	213
Recovery of securities lawsuits related legal expense and other insurance claims (c)	—	—	(123)	(10,000)
Impairment and closed-store reserves (d)	1,776	367	4,615	1,241
Loss on disposition of restaurants (e)	—	11	—	5,062
Income tax receivable agreement (income) expense (f)	(144)	(197)	26	(120)
Securities class action legal expense (g)	289	179	527	2,809
Legal settlements (h)	—	—	2,566	—
Pre-opening costs (i)	—	158	110	193
Executive transition costs (j)	—	51	—	151
Adjusted EBITDA	$19,288	$15,930	$47,978	$48,014

(a)	Includes non-cash, stock-based compensation.
(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	During thirty-nine weeks ended September 23, 2020 we received insurance proceeds of $0.1 million related to a property claim. During the thirteen and thirty-nine weeks ended September 25, 2019, we received insurance proceeds of $10.0 million related to the settlement of the securities class action lawsuit.
(d)	Includes costs related to impairment of long-lived assets and closing restaurants. During the thirteen and thirty-nine weeks ended September 23, 2020, we recognized $1.5 million and a $3.5 million, respectively, non-cash impairment charge, primarily related to the carrying value of the right-of-use (“ROU”) assets of one restaurant in Texas and the long-lived assets of four restaurants in California. During the thirteen and thirty-nine weeks ended September 25, 2019, we recorded a non-cash impairment charge of $0.1 million and $0.3 million, respectively, primarily related to the carrying value of the assets of one restaurant in California. Given the difficulty in projecting results for newer restaurants in newer markets, as well as the impact of the COVID-19 pandemic, we are monitoring the recoverability of the carrying value of the assets of several restaurants on an ongoing basis. For these restaurants, if expected performance is not realized, an impairment charge may be recognized in future periods, and such charge could be material.

When a restaurant is closed, we will evaluate the ROU asset for impairment, based on anticipated sublease recoveries. The remaining value of the ROU asset is amortized on a straight-line basis, with the expense recognized in closed-store reserve expense. Additionally, any property tax and common area maintenance (CAM) payments relating to closed restaurants are included within closed-store expense. During the thirteen and thirty-nine weeks ended September 23, 2020, we recognized $0.3 million and $1.1 million, respectively, of closed-store reserve expense related to the amortization of ROU assets, property taxes and CAM payments for our closed locations. During the thirty-nine weeks ended September 25, 2019, we closed one restaurant in California and one restaurant in Texas, and recognized $0.3 million and $1.0 million of closed-store reserve expense for the thirteen and thirty-nine weeks ended September 25, 2019, respectively, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(e)	During the thirteen and thirty-nine weeks ended September 25, 2019, we completed the sale of four company-operated restaurants within the San Francisco area to an existing franchisee and seven company-operated restaurants in the Phoenix area to another existing franchisee. These sales resulted in cash proceeds of $4.8 million and a net loss on sale of restaurants of $0.9 million and $5.1 million for the thirteen and thirty-nine weeks ended September 25, 2019, respectively. These restaurants are now included in our franchised restaurant totals.
(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the thirteen and thirty-nine weeks ended September 23, 2020 and September 25, 2019, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(g)	Consists of costs related to the defense of securities lawsuits
(h)	Includes an expense related to resolution of the longstanding lawsuit involving a contract dispute with one of the Company’s franchisees concerning asserted territory rights, as well as amounts incurred related to the payment of the final settlement amounts for consolidated wage and hour class action lawsuits resolved in prior quarters.
(i)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

(j)	Includes costs associated with the transition of our CEO, such as CEO sign-on bonus.

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME

(dollar amounts in thousands, except share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 23, 2020	September 25, 2019	September 23, 2020	September 25, 2019
Pro forma net income:
Net income, as reported	$9,920	$6,402	$19,019	$21,402
Provision for taxes, as reported	1,647	2,940	3,700	8,954
Income tax receivable agreement (income) expense	(144)	(197)	26	(120)
Loss on disposal of assets	29	35	156	213
Recovery of securities lawsuits related legal expense and other insurance claims	—	—	(123)	(10,000)
Loss on disposition of restaurants	—	11	—	5,062
Impairment and closed-store reserves	1,776	367	4,615	1,241
Securities lawsuits related legal expenses	289	179	527	2,809
Legal settlements	—	—	2,566	—
Executive transition costs	—	51	—	151
Provision for income taxes	(3,582)	(2,594)	(8,079)	(7,874)
Pro forma net income	$9,935	$7,194	$22,407	$21,838
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.28	$0.20	$0.64	$0.58
Diluted	$0.28	$0.20	$0.63	$0.57
Weighted-average shares used in computing pro forma net income per share
Basic	35,471,452	35,859,502	34,989,007	37,484,372
Diluted	36,064,559	36,397,368	35,609,320	38,173,097

EL POLLO LOCO HOLDINGS, INC.

UNAUDITED RECONCILIATION OF INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION

(dollar amounts in thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 23, 2020	September 25, 2019	September 23, 2020	September 25, 2019
Restaurant contribution:
Income from operations	$12,193	$10,118	$25,328	$32,990
Add (less):
General and administrative expenses	9,803	9,539	29,599	30,235
Franchise expenses	7,572	7,006	21,110	20,692
Depreciation and amortization	4,092	4,343	12,629	13,558
Loss on disposal of assets	29	35	156	213
Franchise revenue	(7,781)	(7,273)	(21,562)	(21,635)
Franchise advertising fee revenue	(5,922)	(5,742)	(16,567)	(16,808)
Recovery of securities lawsuits related legal expenses and other insurance claims	—	—	(123)	(10,000)
Impairment and closed-store reserves	1,776	367	4,615	1,241
Loss on sale of restaurants	—	11	—	5,062
Restaurant contribution	$21,762	$18,404	$55,185	$55,548

Company-operated restaurant revenue:
Total revenue	$110,979	$112,067	$315,746	$334,784
Less:
Franchise revenue	(7,781)	(7,273)	(21,562)	(21,635)
Franchise advertising fee revenue	(5,922)	(5,742)	(16,567)	(16,808)
Company-operated restaurant revenue	$97,276	$99,052	$277,617	$296,341

Restaurant contribution margin (%)	22.4%	18.6%	19.9%	18.7%